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News Release
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Media Contact:               Clarence Ehlers
                             (219) 273-7327

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158



                 NATIONAL STEEL BREAKS GROUND FOR $150 MILLION
                                  COATING LINE


Ecorse, MI, October 22, 1998 National Steel Corporation (NYSE:NS) broke ground today for a new Continuous Galvanizing Line at its Great Lakes Division in Ecorse. The $150 million facility will allow National to ship an additional 450,000 tons of exposed galvanized and galvanneal steel products annually for its automotive customers.

"The addition of this new line at our Great Lakes facility demonstrates the commitment National Steel is making to the automotive industry," said John Maczuzak, National's President and Chief Operating Officer. "It enhances National Steel's position as the leader in terms of facilities and services in the Detroit area that provide an advantage for our customers."

The Continuous Galvanizing Line will process cold rolled strip steel into a final zinc coated product by the hot dip process on a fully continuous basis.
It will produce high-quality automotive products in widths from 28" to 73" and gauges from .018" to .080." The line is expected to be operational in the first quarter of the year 2000. The project will create approximately 300 construction jobs and will positively impact the Company's major purchases in the surrounding communities.

Yutaka Tanaka, Chairman and Chief Executive Officer of National Steel, praised officials of Ecorse, Wayne County and the Michigan Jobs Commission for assembling a package of incentives that assisted in the Company's decision to build the line in Ecorse.

Mr. Tanaka also praised the United Steelworkers of America for an agreement that will permit National to efficiently operate and maintain the new facility.

"The addition of this line continues our strategy of shifting more production into higher-margin, value-added products," Mr. Tanaka said. "The facility will bring National's total value-added coated capacity, including tin mill products, to more than 3.5 million tons annually.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-Q for the quarter ended June 30, 1998.

Headquartered in Mishawaka, Indiana, National Steel is the fourth largest integrated steel company in the United States, with annual shipments of approximately six million tons of flat rolled products. National Steel employs approximately 9,400 people. Visit National Steel's website at:
www.nationalsteel.com.